AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1999
                           REGISTRATION NO. 333-73187

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                          PRE-EFFECTIVE AMENDMENT NO. 2
                     TO THE FORM SB-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933




                                 EFOX.NET, INC.

                (Exact name of registrant as specified in its charter)


DELAWARE                          7310                           52-2145698
(State or Other            (Primary Standard                  (IRS Employer
Jurisdiction of         Industrial Classification            Identification
Incorporation or                 Number)                            Number)
Organization)

                      3 Bethesda Metro Center - - Suite 700
                            Bethesda, Maryland 20814
                                 (301) 652-0999
        (Address,  including zip code, and telephone number, including area code, of registrant's principal executive office)


                                    Copy To:

                              Carl N. Duncan, Esq.
                            Duncan, Blum & Associates
                              5718 Tanglewood Drive
                            Bethesda, Maryland 20817
                                 (301) 263-0200



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Registrant's Registration No.333-73187 was filed with the SEC on March 1, 1999.
For market, regulatory reasons in certain states and financial reasons, the up to $7,500,000 offering is hereby withdrawn from registration.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-1 and has duly caused this Pre-Effective Amendment No. 2 Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized,in the City of Bethesda, and State of Maryland, on the 24th day of December, 1999.

                                 Efox.net, Inc.
                             ----------------------
                            By: /S/ JOSEPH R. PRESTON
                          Joseph R. Preston, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in his respective capacity as officer and/or director of the Registrant on the date indicated.

SIGNATURES                         TITLE                      DATE

/S/JOSEPH R. PRESTON               President, CEO           December 24, 1999
----------------------             and Director
Joseph R. Preston


/S/ JOSEPH R. PRESTON              Treasurer and Chief      December 24, 1999
Joseph R. Preston                  Financial Officer





























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